Exhibit 28(a)4 under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED TOTAL RETURN GOVERNMENT BOND FUND

Amendment No. 4

to the

Declaration of Trust

(dated June 14, 1995)

THIS Declaration of Trust is amended as follows:

Strike the first paragraph of Section 5 of Article III and substitute inits place the following:

Section 5. Establishment and Designation of Series or Class. Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the initial Series shall be, and is established and designated as, Federated Total Return Government Bond Fund, and the initial classes shall be, and are established and designated as,

Institutional Shares

Service Shares

The undersigned hereby certify that the above Amendment is a true and correct Amendment to the Declaration of Trust as approved by the Board of Trustees at a meeting on the 13th day of May, 2011, to become effective on September 30, 2011.

Witness the due execution this 23rd day of August, 2011.

/s/ John F. Donahue	/s/ Charles F. Mansfield, Jr.
John F. Donahue	Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis	/s/ R. James Nicholson
Nicholas P. Constantakis	R. James Nicholson

/s/ John F. Cunningham	/s/ Thomas M. O’Neill
John F. Cunningham	Thomas M. O’Neill

/s/ J. Christopher Donahue	/s/ John S. Walsh
J. Christopher Donahue	John S. Walsh

/s/ Maureen Lally-Green	/s/ James F. Will
Maureen Lally-Green	James F. Will

/s/ Peter E. Madden
Peter E. Madden